EXHIBIT 10.6

EMPLOYMENT AGREEMENT

On October 20, 2007, Serefex Corporation and W.P. Hickman Systems Inc., agreed to enter into an employment agreement with Mr. Brian Dunn.  The agreement was never consummated although the parties operated as if the Agreement was in place.  The Agreement is hereby adopted to read as follows:

         THIS AGREEMENT ("Agreement"), by and between Serefex Corporation, a Delaware corporation and W.P. Hickman Systems Inc., an Ohio corporation, hereinafter referred to as the ("Company"), and Brian S. Dunn ("Executive") is effective as of  October 20, 2007 (the "Effective Date"). In consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:

           1.           EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive agrees to serve the Company, in the capacities described herein during the Period of Employment (as defined in Section 2 of this Agreement), in accordance with the terms and conditions of this Agreement.

           2.           PERIOD OF EMPLOYMENT. The term "Period of Employment" shall mean the period which commences on the Effective Date and, unless earlier terminated pursuant to Section 6, ends on May 31, 2017; provided, however, that the Period of Employment shall automatically be extended on a day by day basis effective on and after June 1, 2012 (so that the remaining term shall always be five (5) years) until such date as either the Company or the Executive shall have terminated such automatic extension provision by giving written notice to the other.

           3.           DUTIES DURING THE PERIOD OF EMPLOYMENT.

            3.1         DUTIES. During the Period of Employment, the Executive shall be employed as the President and Chief Executive Officer of the Company and  Chairman of the Board of Directors, with overall charge and responsibility for the business and affairs of the Company, including without limitation, the exclusive right, as President, in his sole discretion, to vote on behalf of the company, any shares of capital stock WP Hickman Systems Inc. owned by Serefex Corporation. The Executive shall report directly to the Company's Board of Directors (the "Board") and shall perform such duties as the Executive shall reasonably be directed to perform by the Board.  The Company shall use its best efforts to cause the Executive to be elected as follows: (i) to the Board, as of the Effective Date, (ii) to the Executive Committee and or management committee of the Board, as of the first regularly scheduled Board meeting following the Effective Date, and (iii) as Chairman of the Board, on or before December 31, 2007 or as of such date as Executive shall designate upon not less than thirty (30) days' notice to the Company as provided under Section 19.2 of this Agreement.

           3.2           SCOPE. During the Period of Employment, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic, professional, charitable boards or committees, (ii) belong to professional associations or organizations, (iii) deliver lectures, fulfill speaking engagements or teach occasional courses or seminars at educational institutions, or (iv) manage personal investments, so long as such activities under clauses (i), (ii) (iii) and (iv) do not interfere, in any substantial respect, with the Executive's responsibilities hereunder.

           4.           COMPENSATION AND OTHER PAYMENTS.

            4.1        SALARY. During the Period of Employment, the Company shall pay the Executive an annualized base salary of not less than one hundred seventy five thousand dollars ($175,000) per year (the "Base Salary"). The Executive's Base Salary shall be paid in accordance with the Company's executive payroll policy. The Base Salary shall be increased annually at a rate of ten percent over the previous year’s base salary. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

           4.2           MAKE WHOLE PAYMENT.  All current Company outstanding warrants issued to Executive are to be converted into restricted stock for their respective amounts at no cost to Executive. The Company will compensate Executive for any applicable taxes resulting form the issuance of such shares.

           4.3           ANNUAL BONUS. Beginning with the Company's fiscal year ending on the last day of May 2008 or as otherwise changed, as soon as practicable after the end of each fiscal year, the Committee shall review the Executive's performance under this Agreement as part of Executive's participation under the appropriate bonus plan of the Company as in effect from time to time. The Executive's annual bonus shall be at a target of no less than one hundred thousand ($100,000) (the "Target Amount") and a maximum of no more than two hundred fifty thousand dollars ($250,000) (the "Maximum Amount"). Nothing contained herein shall prevent the Committee from paying an annual bonus in excess of the Maximum Amount. The Executive shall be paid his annual bonus no later than other senior executives of the Company are paid their annual bonuses. For any period during the Period of Employment which is less than one year due to termination of the Executive's employment for any reason other than Cause or termination by Executive other than for Good Reason, the Executive will receive an annual bonus of no less than the Target Amount.

           4.4           ANNUAL STOCK OPTION GRANTS. The Compensation Committee or other designated body shall in fiscal year ending May 31, 2008 and subsequent fiscal years grant to the Executive ten-year options with respect to shares of Company stock, with such grants to be made at the same time during the fiscal year as grants are generally made to senior executives of the Company. Such annual grants shall be consistent with competitive pay practices generally and appropriate relative to awards made to other senior executives of the Company; with such number to be adjusted appropriately in the event of any change in the outstanding shares of Company Stock by reason of a stock dividend or split, recapitalization, merger, consolidation or other similar corporate change or distribution of stock or property by the Company. These option grants shall vest 20% at the end of each of the first five years.  However, in the event of termination by the Company without Cause or termination by Executive for Good Reason, the vesting of such options will accelerate and they will become immediately exercisable.

4.5           PAYMENT OF PROFESSIONAL FEES. The Company shall pay on the Executive's behalf all statements rendered to the Executive by the Executive's attorneys, accountants and other advisors for reasonable fees and expenses in connection with the negotiation and preparation of this Agreement. The Company shall pay the Executive, on or prior to such date as the Executive shall be required to pay federal, state or local taxes with respect to the Company's payment of such professional fees, an additional payment (the "Gross-Up Payment") in an amount sufficient to fully reimburse the Executive with respect to all federal, state and local taxes with respect to the Company's payment of such professional fees and with respect to receipt of the Gross-Up Payment.

5.           OTHER EXECUTIVE BENEFITS.

           5.1           DEFERRED COMPENSATION.

            5.1.1      Upon termination of the Executive's employment (unless terminated by the Company for cause or by the Executive for other than Good Reason), the Executive shall be entitled to a cash benefit (the "Deferred Compensation") in the form of a single life annuity for the life of Executive, commencing on the earlier of his 62nd birthday or termination of employment, in an annual amount equal to the Executive's Final Earnings. Final Earnings shall equal the sum of the Executive's (i) then-current Base Salary as of the date of termination and (ii) most recent annual bonus (or then-current Target Amount, if greater) as of the date of termination; provided, however, that Final Earnings shall not be less than two hundred seventy five thousand dollars ($275,000) (the sum of the original Base Salary and original Target Amount under this Agreement).

            5.1.2      With the consent of the Company, or by written election delivered to the Company by the Executive at least twelve (12) months prior to the termination of the Executive's employment with the Company, the Executive may elect, in lieu of a single life annuity, to receive the Deferred Compensation in a lump sum or deferred lump sum or installment payments, or a life and term certain or joint and survivor annuity, or such other optional form as Executive may elect. The amount of such lump sum benefit shall be the actuarially equivalent present value of the Deferred Compensation that would otherwise have been payable, commencing immediately as of the date such lump sum payment is made. Any optional form of payment shall have an actuarially equivalent present value equal to the amount of such lump sum. For purposes of this Agreement, any actuarially equivalent present value shall not be less than the present value determined on the basis of the applicable mortality table and applicable interest rate prescribed in Internal Revenue Code Section 417(e)(3)(A)(ii), in each case as would be applicable to a distribution made during the second calendar month immediately preceding the calendar month in which such lump sum distribution is made or optional form of payment is commenced.

            5.2       REGULAR REIMBURSED BUSINESS EXPENSES. The Company shall promptly reimburse the Executive for all expenses and disbursements reasonably incurred by the Executive in the performance of his duties hereunder during the Period of Employment.

5.3        BENEFIT PLANS. The Executive and his eligible family members shall be entitled to participate immediately (except for the Company's 401(k) plan, in which the Executive shall be entitled to participate after satisfying any required waiting period), on terms no less favorable to the Executive than the terms offered to other senior executives of the Company who perform or have performed in the same capacity as the Executive, in any group and/or executive life, hospitalization or disability insurance plan, health program, vacation policy, pension, profit sharing, ESOP, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) or other fringe benefits (it being understood that items such as stock options are not fringe benefits) of the Company (collectively referred to as the "Benefits"); provided, however, that such Benefits shall be no less, in both scope of coverage and value of coverage, than the benefits provided to the Executive by the Executive's immediately preceding employer.   In the event that any health programs or insurance policies applicable to the Benefits provided hereunder contain a preexisting conditions clause, the Company shall reimburse the Executive for any COBRA premiums on a tax grossed-up basis.

5.4       INSURANCE. The Company shall pay 100% (one hundred percent) for Executive, Executive’s Spouse and Executive’s Children for cancer coverage if not included in the coverages listed above. The Company shall pay 100% (one hundred percent) of the coverage for disability, both short and long-term, for the Executive to cover no less than ¾ (three fourths) of the Executives base salary annually and other insurance coverage’s provided for senior employees of the Company during the term of this Agreement and any renewal thereof.  The company shall pay 100% (one hundred percent) of the coverage for either a 25-year term life insurance policy, whole life, universal life or any other type of policy at the Executive’s sole discretion in the amount of $3,500,000 for Executive, naming Kimberly Dunn; Wife, as primary beneficiary and Jack Dunn; son, as secondary beneficiary.

            5.5       RELOCATION. The Company shall pay all costs of relocation of the Executive and his family to the Cleveland/Solon Ohio metropolitan area in accordance with the Company's relocation policy supplemented as follows:

5.5.1     The Company shall reimburse the Executive, in the Executives sole determination, for reasonable temporary living expenses (including reasonable travel expenses between the Executive's primary residence as of the Effective Date and the Cleveland/Solon Ohio metropolitan area) for the Executive and his family in the Cleveland/Solon Ohio metropolitan area for a period not to exceed one year from the Effective Date and upon the effective date of this agreement  pay the Executive a one-time relocation payment equaling $45,000.

           5.5.2     The Company will make available to the Executive the opportunity to  recapture any loss in sales proceeds from his family’s  home compared to similar in model and square footage sold homes on Saraceno Drive by taking the average closing price of all similar in model and square footage homes sold in the previous three years, located in Grandezza, Estero, Florida 33928, where the Executive currently resides by either making a cash or Serefex restricted common stock payment in the amount due. Said payment form of either Serefex restricted common stock or cash is to be solely determined by the Executive.

           5.5.3    All relocation payments and benefits will be fully grossed-up for any applicable taxes.

            5.6      PERQUISITES. The Company shall provide the Executive the perquisites of employment as are provided to the other senior executives of the Company.

           6.         TERMINATION.

          6.1         DEATH OR DISABILITY. This Agreement and the Period of Employment shall terminate automatically upon the Executive's death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth day after receipt by the Executive of such notice given at any time after a period of one hundred twenty (120) consecutive days of Disability or a period of one hundred eighty (180) days of Disability within any twelve (12) consecutive months, and, in either case, while such Disability is continuing ("Disability Effective Date"); provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means the Executive's inability to substantially perform his duties hereunder, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and the Executive or, if the Company and the Executive cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by the Executive; provided, however, that if such physicians cannot agree upon a third physician within thirty (30) days, such third physician shall be designated by the American Arbitration Association. Until the Disability Effective Date, the Executive shall be entitled to all compensation provided for under Section 4 hereof. It is understood that nothing in this Section 6.1 shall serve to limit the Company's obligations under Section 7.2 hereof.

    6.2        BY THE COMPANY FOR CAUSE. During the Period of Employment after the Effective Date, the Company may terminate the Executive's employment immediately for "Cause." For purposes of this Agreement, "Cause" shall mean (i) the Executive’s willful failure to perform, or gross negligence in the performance of, the Executive’s duties and responsibilities to the Company; (ii) the Executive’s conviction of or plea of nolo contender to any felony or other crime involving moral turpitude; (iii) the Executive’s unlawful use or possession of illegal drugs; or (iv) the Executive’s commission of an act of fraud, embezzlement, or other material dishonesty with respect to the Company; provided, however, that for the purposes of determining whether conduct constitutes willful failure to perform or gross negligence, no act on Executive's part shall be considered unless it is done by the Executive in bad faith and without reasonable belief that the Executive's action was in the best interests of the Company.  Notwithstanding the foregoing, the Company may not terminate the Executive's employment for Cause under (i) unless (a) determination that Cause exists is made and approved by a majority of the Company's Board of Directors, (b) the Executive is given at least sixty (60) days written notice of the Board meeting called to make such determination, and (c) the Executive and his legal counsel are given the opportunity to address such meeting.

            6.3      BY EXECUTIVE FOR GOOD REASON. During the Period of Employment, the Executive's employment hereunder may be terminated by the Executive for Good Reason upon thirty (30) days' written notice. For purposes of this Agreement, "Good Reason" shall mean, the Company takes action without the Executive's consent, including without limitations:

           6.3.1    Assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities, excluding any isolated and inadvertent action not taken in bad faith and which is remedied by the Company within ten (10)days after receipt of notice thereof given by the Executive;

           6.3.2           Any failure by the Company to comply with any of the provisions of Section 4 or 5 of this Agreement;

           6.3.3           The Executive being required to relocate to a principal place of employment more than thirty (30) miles from his principal place of employment with the Company in Solon, Ohio as of the Effective Date;

           6.3.4           Failure by the Board to elect the Executive to the position of Chairman of the Board of Directors, in compliance with the terms of Section 3.1; or

           6.3.5           Any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.

6.3.6           The Executive or the Company may terminate this Agreement for any reason other than for Good Reason or Cause, respectively, upon thirty (30) days written notice to the Company or Executive, as the case may be. If the Executive terminates the Agreement for any reason, he shall have no liability to the Company or its subsidiaries or affiliates as a result thereof. If the Company terminates the Agreement or if the Agreement terminates because of the death of the Executive, the obligations of the Company shall be as set forth in Section 7 hereof.

6.4           NOTICE OF TERMINATION. Any termination by the Company or by the Executive shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 19.2 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail, if necessary, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice and specifies the termination date. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the basis for termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his or its rights hereunder.

            6.5           DATE OF TERMINATION. "Date of Termination" means the date specified in the Notice of Termination; provided, however, that if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

           7.            OBLIGATIONS OF THE COMPANY UPON TERMINATION.

7.1           The following provisions describe the obligations of the Company to the Executive under this Agreement upon termination of his employment. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Company, or under any compensation or benefit plan, program, policy or practice of the Company.

           7.2           TERMINATION BY THE COMPANY FOR CAUSE.  In the event this Agreement terminates by reason of the termination of the Executive's Employment by the Company for Cause, the Company shall pay to the Executive all Accrued Obligations (owed up to the Date of Termination) in a lump sum payment in cash within five (5) days after the Date of Termination. "Accrued Obligations" shall mean, as of the Date of Termination, the sum of (A) the Executive's Base Salary through the Date of Termination to the extent not theretofore paid, (B) except as otherwise previously requested by the Executive, the amount of any bonus, incentive compensation, deferred compensation due and payable and other cash compensation accrued by the Executive as of the Date of Termination to the extent not theretofore paid and (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid.

           7.3           TERMINATION WITHOUT CAUSE; CHANGE IN CONTROL.  If the Company shall terminate the Executive's employment without cause, or due to a change in control, the Executive shall receive in addition to the Accrued Obligations, the following:

           7.3.1           Five million dollars ($5,000,000), within fifteen (15) days after the Date of Termination;

           7.3.2         Immediate full vesting of (i.e., full exercisability for) any options previously granted and not yet vested as of the Date of Termination.

           7.3.3           Continued exercisability, through the end of their respective full original terms, for all vested options, whether previously vested or vesting under this subsection 7.3;

           7.3.4           For each year prior to 2017 for which the annual option award required by subsection 4.4 has not yet been granted, immediate grant of a ten-year stock option award having an exercise price equal to the fair market value of a share of Company stock on the Date of Termination and otherwise complying with the requirements of subsection 4.4, with each such award being fully vested immediately upon such grant and remaining exercisable for the full ten-year term;

           7.3.5           Immediate full vesting in the Deferred Compensation described in Section 5.1 (i.e., no reductions pursuant to subsection 5.1.3);

           7.3.6           Immediate full forgiveness of any outstanding balances due the Company by the Executive;

           7.3.7           Receipt of any other compensation and benefits accrued or earned and vested (if applicable) by the Executive as of the Date of Termination; and

           7.3.8           For the remainder of the Period of Employment (determined without regard to the termination thereof pursuant to Section (6) or for three (3) years, whichever is longer), the Company shall continue health, prescription drug, dental, disability and life insurance benefits to the Executive and/or the  Executive's eligible family members at least equal to those which would have been provided to them in accordance with Section 5.3 of this Agreement if the Executive's employment had not been terminated.

7.3.9           For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if:

    7.3.9.1 Any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose, (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any subsidiary of the  Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities;

    7.3.9.2 During any two (2) consecutive  years (not including any period beginning prior to October 20, 2007), individuals who at the beginning of such two (2) year  period constitute the Board of Directors of the Company and any new director (except for a director designated by a person who has entered into an agreement with the Company to effect a  transaction described elsewhere in this definition of Change  in Control) whose election by the Board or nomination for  election by the Company's stockholders was approved by a vote  of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or  whose election or nomination for election was previously so approved (such individuals and any such new director being referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; or

    7.3.9.3 Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

    7.3.9.4 Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

    7.3.10  Any other provision of this Section 7.2 notwithstanding, termination of the Executive's employment due to involuntary retirement on or after the Executive reaching age sixty-two (62) will not be a termination of employment covered by this Section 7.2.

           7.4       RETIREMENT AFTER AGE SIXTY-TWO. If the Executive's employment with the Company terminates due to his retirement from the Company after he attains age sixty-two (62), all equity-based awards made to the Executive shall become fully vested and exercisable.

7.5      COBRA RIGHTS. It is understood that the Executive's rights under this Section 7 are in lieu of all other rights which the Executive may otherwise have had upon termination of employment under this Agreement; provided, however, that no provision of this Agreement is intended to adversely affect the Executive's rights under the Consolidated Omnibus Budget Reconciliation Act of 1985.

           8.         MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Any severance benefits payable to the Executive shall not be subject to reduction for any compensation received from other employment.

           9.         INDEMNIFICATION. The Company shall maintain, for the benefit of the Executive, director and officer liability insurance for a minimum amount of at least ten million dollars and at least as comprehensive as, that maintained by the Company on the Effective Date. In addition, the Executive shall be indemnified by the Company against liability as an officer and director of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law. The Executive's rights under this Section 9 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

           10.       CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, or any of its subsidiaries, affiliates and businesses, which shall have been obtained by the Executive pursuant to his employment by the Company or any of its subsidiaries and affiliates and which shall not have become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

It is further understood and agreed to by both parties that the Executive has engaged in the Publicly Traded Securities Markets, and has gained over 15 years of experience and knowledge relative to running Day to Day operations of a NASDAQ company, Acquisitions, Importing and Retail Distribution of Products, Securities, Financing, Investor Relation Services and other various related activities in North America, Canada, Mexico, Asia, Eurasia, India and surrounding areas.  In Executive’s capacity as President and CEO of Serefex Corporation, the Executive has become privy to and benefited from the confidential information (as defined in Paragraph 10 above), beneficial relationships with Serefex Corporation 's employees, suppliers, contractors, subcontractors, customers and others and other proprietary information and relationships which the Executive has developed over the years. The acquisition and protection of the confidential information is an integral part of the consideration received by the Executive and Company under this Agreement because such confidential information and beneficial relationships are critical to the Executive’s ability to compete and continue being successful.

           11.           REMEDY FOR VIOLATION OF SECTION 10. The Executive acknowledges that the Company has adequate remedy at law and will not be irreparably harmed if the Executive breaches or threatens to breach the provisions of Section 11 of this Agreement.

           12.           WITHHOLDING. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to tax withholding, at the time payments are actually made to the Executive and received by him, of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided that it is satisfied that all requirements of law as to its responsibilities to withhold such taxes have been satisfied.

           13.           ARBITRATION. Any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Solon, Ohio or such other location to which the executive agrees in his sole discretion. The Company shall pay the costs of any arbitrator appointed hereunder.

           14.           REIMBURSEMENT OF LEGAL EXPENSES.  In the event that the Executive has to retain legal representation, whether in mediation, arbitration or litigation, in pursuing any claim or dispute involving the Executive's employment with the Company, including any claim or dispute relating to (a) this Agreement, (b)termination of the Executive's employment with the Company or (c) the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall promptly reimburse the Executive for all costs and expenses (including, without limitation, attorneys' fees) relating to any such claim provided Executive is successful in any such claim or dispute. In any case, the Company shall each bear all their own respective costs and attorneys' fees.

           15.           TAXES.  In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, the Executive under this Agreement and under all other plans, programs and arrangements of the Company (the "Aggregate Payment") is determined to constitute a "parachute payment," as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 16 shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of the Company or any affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding the foregoing, in the event that the amount of the Executive's Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial payment to the Executive under this Section 16 has been made, the Company shall pay to the Executive an additional amount with respect to such additional Excise Tax (and any interest and penalties thereon) at the time and in the amount determined by the Auditor so as to make the Executive whole, on an after-tax basis, with respect to such Excise Tax (and any interest and  penalties thereon) and such additional amount paid by the Company. In the event the amount of the Executive's Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which an initial payment to the Executive has been made, the Executive shall, as soon as practical after the determination is made, pay to the Company the amount of the overpayment by the Company, reduced by the amount of any relevant taxes already paid by the Executive and not refundable, all as determined by the Auditor. The Executive and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all expenses incurred by the Executive in connection therewith shall be paid by the Company promptly upon notice of demand from the Executive.

           16.           SUCCESSORS.

           16.1           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs and legal representatives.

           16.2           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

    16.3           The Company shall require any successor (including but not limited to direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law, and such successor shall be deemed the "Company" for purposes of this Agreement.

           16.4           As used in this Agreement, the term "Company" shall include any successor to the Company's business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

           17.           REPRESENTATIONS.

          17.1        The Company represents and warrants that (i) the execution of this Agreement has been duly authorized by the Company, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

           17.2  The Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not violate any law, regulation, order, judgment or decree or any agreement to which the Executive is a party or by which he is bound, and (ii)upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

18.           MISCELLANEOUS.

            18.1    This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflicts of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            18.2   All notices and other communications hereunder shall be in writing and shall be to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

            Brian S. Dunn
            20100 Saraceno Drive
            Estero, FL 33928

            If to the Company:

             Serefex Corporation
30700 Solon Industrial Pkwy.
Solon, OH  44139

And

W.P. Hickman Systems, Inc.
30700 Solon Industrial Parkway
Solon, Ohio 44139

or to such other address as either of the parties shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by signature by the addressee.

 18.3           None of the provisions of this Agreement shall be deemed to impose a penalty.

            18.4           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            18.5           Any party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

            18.6           This Agreement supersedes any prior employment agreement or understandings, written or oral between the Company and the Executive and contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

           18.7           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SEREFEX CORPORATION                                                                                                DATED:

                                                                                                                                              May 21, 2008
By: Shawn Williams
Shawn Williams
Its: Chief Operating Officer

______________________________________
WITNESS

/s/ Terry Monahan                                                                                                                  May 21, 2008
Terry Monahan, Director

W. P. HICKMAN SYSTEMS, INC.
                                                                                                                                              May 21, 2008
By: Todd A. Bartlett
Todd A. Bartlett
Its: Treasurer

______________________________________
WITNESS

By: Todd Bartlett
Todd A. Bartlett
Director

EXECUTIVE

/s/ Brian S. Dunn, Executive                                                                                                     May 21, 2008
Brian S. Dunn, Executive

______________________________________
WITNESS